Exhibit 99.3
[PotashCorp Letterhead]
August 17, 2010
Jacques A. Nasser
Chairman of BHP Billiton Limited
BHP Billiton Centre
180 Lonsdale Street
Melbourne, VIC 3000
Australia
Dear Mr. Nasser:
The Board of Directors of Potash Corporation of Saskatchewan Inc. (PotashCorp) has reviewed your August 13, 2010 letter proposing that PotashCorp and BHP Billiton enter into discussions regarding a transaction in which BHP Billiton would acquire PotashCorp at US$130 per share in cash.
After carefully and thoroughly reviewing the contents of your unsolicited proposal, with the benefit of advice from our financial and legal advisors, we have unanimously concluded that your proposed price grossly undervalues PotashCorp and its strong prospects for continued growth and shareholder value creation.
In particular, we believe the timing of your proposal is highly opportunistic given that, among other things, the industry is still in the early stages of a recovery. In our view, PotashCorp is significantly and disproportionately undervalued as a result of our strategic decisions to match production with demand while continuing to invest in our infrastructure. The Board determined that your proposal fails to adequately recognize the value of PotashCorp’s premier position in the industry, the value of our planned capacity expansions and the value of our equity investments.
The PotashCorp Board strongly and unanimously believes that PotashCorp has a bright future as an independent company and nothing in your August 13, 2010 letter provides the basis for PotashCorp to alter its course. Accordingly, we do not believe the proposed transaction is in the best interests of our shareholders. As we are committed to open, transparent treatment of our shareholders and other stakeholders, we are making your proposal and our response publicly available.
Sincerely,
/s/ Dallas J. Howe
Dallas J. Howe
Board Chair